                                                                    EXHIBIT 10.1


                      RESIGNATION AND SEPARATION AGREEMENT

         THIS RESIGNATION AND SEPARATION AGREEMENT ("Agreement") is made as of this 10th day of August 2003, between JERRY L. MOSINGO ("Executive") and COLLINS & AIKMAN CORPORATION ("Employer").

I. Executive's last day of work was August 8, 2003 (the "Termination Date"). Executive has resigned as a director and as the President and Chief Executive Officer of the Employer and as a director or officer of any affiliates of the Employer, and agrees that this Agreement provides his written statement of such resignations. Employer agrees that Executive's employment terminated on a No Cause Termination.

II. Employer is not obligated to pay Executive any compensation, benefits or other consideration after the Termination Date except as specifically set forth in Paragraph V.1.

III. Executive has had the opportunity to review this Agreement and has consulted with legal counsel prior to executing this Agreement to ascertain whether Executive has any potential rights or remedies, which are being waived and released by Executive's execution of this Agreement.

IV. Executive and Employer, without any admission of liability, desire to settle with finality, compromise, dispose of, and release all claims, demands and causes of action Executive has asserted or which Executive could assert against Employer, whether arising out of the Executive's Employment Agreement with Employer, describing a term of Employment beginning January 1, 2003; the amendment to the Employment Agreement made by letter dated April 20, 2003 (such employment agreement and amendment together, the "Employment Agreement"); any agreement with a predecessor to Employer; the termination of the Employment Agreement; the employment relationship; the termination of the employment relationship, including any right to notice thereof; or any condition or benefit of employment or otherwise. This Agreement is not and shall not be construed as an admission by Employer of any liability, an admission against interest or any violation of Employer's policies or procedures.

V.       Employer and Executive further agree:

         1. As consideration for this Agreement, Employer agrees to provide Executive the compensation set forth in this Paragraph
                  V.1. The payments and benefits provided under this Paragraph
                  V.1 are made in lieu of any further payments or benefits to Executive under the Employment Agreement, and Executive acknowledges that the payments and benefits

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                  provided under this Paragraph V.1 are sufficient consideration for the release contained herein:

                  a. Employer shall pay Executive Four Hundred Thousand Dollars ($400,000) contemporaneous with the expiration of the seven-day revocation period described in Paragraph 9 below.

                  b.       Base salary continuation for a period of eighteen
                           (18) months from the Termination Date ("Payment Period") at the annual rate of Seven Hundred and Fifty Thousand Dollars ($750,000) in accordance with the Employer's customary payroll payment dates, subject to all applicable tax or withholding requirements.

                  c. A bonus settlement payment to be paid at the same time as the payment under provision a. above in an amount determined as Executive's average annual bonus for the years 2000, 2001, and 2002, using the actual amounts of such bonuses determined from appropriate payroll records of Employer or Executive's former employer for the years 2000 and 2001 and using Two Hundred Thousand dollars ($200,000) as the amount of the 2002 bonus in arriving at such average, multiplied by seven-twelve's (7/12) to prorate the payment for whole months served in 2003. The bonus settlement payment shall be subject to all applicable tax or withholding requirements. For illustration purposes only, assume that (1) the former employer paid Executive $200,000 in 2000 and 2001, and Executive received a bonus of 40% of that amount or $96,000 in each year, and (2) assume the $200,000 for 2002 as described above, then the average bonus would be:

YEAR   BONUS COMPUTATION                      BONUS
----   -----------------                      -----
2000     $200,000 x 40%                     $  96,000
2001     $200,000 x 40%                     $  96,000
2002     Agreed amount                      $ 200,000
                                            ---------
Total                                       $ 392,000
Divided by Number of Years                          3
                                            ---------
Hypothetical Average bonus                  $ 130,667

                  d. Continued participation in the benefit plans , programs and arrangements of Employer for executive employees until the earlier of::

                           1.       the end of the Payment Period, or



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                           2.       the date on which Executive becomes eligible
                                    to receive any benefits under any plan or program of any other employer.

                           Employer will pay the employer-portion of the such coverages. Executive will be required to pay the Executive-portion such coverages. The Executive-portion of the premiums will be billed to the Executive on a monthly basis. If Employer is not able to provide coverage under the existing plans, Executive will be paid cash in the amount of the Employer's portion of the premium cost. COBRA coverage will be available at Executive's cost after the Payment Period

                  e. Employer shall pay Executive a benefit under the Supplemental Retirement Income Plan ("SRIP") as if he were eligible for Retirement at the end of the Payment Period with five years of service credit, which provides 33% of Participating Employee's Total Annual Compensation for under the table set forth in
                           Article IV.2. (i) of the SRIP. The average bonus amount calculated for purposes of provision c. above shall be included in the determination of Executive's final compensation for purposes of such benefit calculation. Executive may elect to receive such payments in any form available under the SRIP, without reduction for early commencement, with appropriate actuarial reductions for any survivorship form of benefit elected. For illustration purposes only, assuming the assumptions reflected in c. above, the payment under the SRIP would be:

Average bonus -- see paragraph c above          $130,667
Base Compensation                               $750,000
                                                --------
Total                                           $880,667

Percentage Based on five Years of Service 33%
                                          --
Amount subject to offset by Employer provided qualified retirement plan benefits and social security benefits, under SRIP.:290,620

                  f. Employer shall pay Executive $30,000 per year, grossed up for the Executive's income taxes, during the Payment Period in lieu of further perquisite reimbursements from Employer. Employer shall continue to provide Executive with the use of the company car through the Payment Period and will pay all costs of maintenance and insurance associated therewith. Employer shall pay Executive's reasonable attorney fees in the amount of $50,000 to be paid contemporaneous with the expiration of the seven day period referenced in paragraph 9.


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                  g.       All outstanding options granted to Executive shall
                           immediately vest and will continue to be fully exercisable until the earlier of ninety (90) days after the Termination Date or the original expiration date of such options.

         2. TERMINATION OF BENEFITS. Notwithstanding benefits outlined in Paragraph V.1 above, Executive shall cease to be an active participant under Employer's retirement and other benefit plans pursuant to the terms of those plans, and no additional benefits shall accrue to Executive after the Termination Date.

         3. NON-COMPETITION; NON-SOLICITATION; CONFIDENTIALITY; RELEASE CONSIDERATION.

         The following covenants and remedies apply:

                  (a) Non-Competition. Executive shall not Compete (as hereinafter defined) with the Employer or any of its subsidiaries or affiliates in any way during the eighteen (18) month period following the Termination Date (the "Restricted Period"). "Compete" means to directly or indirectly (whether for compensation or otherwise), alone or as an agent, principal, partner, officer, employee, trustee, director, shareholder or in any other capacity, own, manage, operate, join, control or participate in the ownership, management, operation or control of, or furnish any capital to, or be connected in any manner with, or provide any services as an employee or consultant for, any of the following companies or their subsidiaries or affiliates: Intiers Automotive, Inc.; Lear Corporation, and Johnson Controls, Inc., provided, however, that notwithstanding the foregoing, nothing contained in the Agreement shall be deemed to preclude Executive from owning not more than five percent (5%) of the aforementioned companies.

                  (b) Non-Solicitation. Executive covenants and agrees that he will not, during the Restricted Period, (i) solicit, employ or otherwise engage as an employee, independent contractor or otherwise, any person who is or was an employee of the Employer or any of its subsidiaries or affiliates at any time during the twelve (12) month period immediately preceding Executive's Termination, (ii) induce or attempt to induce any employee of the Employer or any of its subsidiaries or affiliates to terminate such employment or (iii) interfere with the relationship of the Employer or any of its subsidiaries or affiliates with any person, including any person who, at any time during the twelve (12) month period immediately preceding Executive's Termination Date, was an employee, contractor, supplier or customer of the Employer or any of its subsidiaries or affiliates.

                  (c) Confidential Information. Executive understands that in the performance of services hereunder Executive may obtain knowledge of


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
         "confidential information" (as hereinafter defined) relating to the business of the Employer (or of any of its subsidiaries or affiliates). Executive shall not, without the prior written consent of the Board, either during Executive's employment by the Employer or at any time thereafter, (i) use or disclose any such confidential information outside the Employer (or any of its subsidiary or affiliated companies) except as otherwise required by law, (ii) publish any article with respect thereto, (iii) except in the performance of services hereunder, remove from the premises of the Employer, or aid in such removal, any such confidential information or any property or material related thereto or (iv) sell, exchange or give away or otherwise dispose of any such confidential information now or hereafter owned by the Employer whether or not the same shall or may have been originated, discovered or developed by Executive. It is understood that for purposes of this Agreement the term "confidential information" shall be construed broadly to include all information or compilations of information which
         (i) is, or was designed to be, used in the business of the Employer (or any of its subsidiaries or affiliates) or results from its (or their) research or development activities, (ii) is private or confidential in that it is not generally known or available to the public and (iii) is intended to give the Employer (or any of its subsidiaries or affiliates) an opportunity to obtain an advantage over competitors who do not know or use it.

                  (d) Cooperation. During Executive's employment by the Employer and thereafter, Executive shall promptly notify the Employer of any threatened, pending or completed investigation, claim, action, suit or proceeding, whether civil, criminal, administrative or investigative ("Proceeding"), in which he may be involved, whether as an actual or potential party or witness or otherwise, or with respect to which he may receive requests for information, by reason of his future, present or past association with the Employer or any of its subsidiaries or affiliates. During the Payment Period, Executive shall cooperate fully with the Employer and its subsidiaries and affiliates in connection with any Proceeding at no expense to the Employer or any of its subsidiaries or affiliates other than the reimbursement of Executive's reasonable out-of-pocket expenses. If Executive is required to assist Employer or any of its subsidiaries or affiliates with any Proceeding after the Termination Date and the completion of any continuing payments under this Agreement, Employer shall pay Executive a reasonable per diem fee, in addition to any expense reimbursement, for such assistance, based on Executive's annual base salary rate immediately preceding the Termination Date. Executive shall not disclose any confidential or privileged information in connection with any Proceeding without the consent of the Employer and shall give prompt notice to the Employer of any request therefore.

                  (e) Acknowledgement Regarding Covenants. Executive acknowledges and agrees that the promises and restrictive covenants set forth in this Agreement are reasonable and necessary to protect the interests of the Employer and reasonably limited in time, scope and territory. Executive acknowledges that, given his former position and the information he possesses regarding the Employer and its operations, the business of the Employer would be substantially



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


         and materially damaged in the event of any violation of the promises and covenants in this paragraph 4, and the Employer shall be entitled (in addition to any other remedy that may be available to it) to (i) a decree or order for specific performance of any such promise or covenant and (ii) an injunction restraining the violation or threatened violation of any such promise or covenant. In addition, Executive shall immediately forfeit all rights to any payments or benefits to which he may be otherwise entitled under this Agreement in the event of a breach of any of the covenants given in this Agreement. If Employer, not in good faith, terminates any payments to Executive, the Employer shall pay all costs incurred by Executive, including actual legal fees, in connection with the recovery of any amounts due him under this Agreement.

         4. RETURN OF PROPERTY. Executive agrees to immediately return all Employer property (and any copies of such property) of whatsoever kind and character, including, without limitation, keys, credit cards, documents, computers, computer software, discs and media, policy and procedures manuals and all other tangible or intangible property of Employer.

         5. No DISPARAGEMENT. The Executive agrees not to make any oral or written statements or otherwise engage in any act that is intended or may reasonably be expected to harm the reputation, business or prospects of the Employer, its officers, directors, stockholders or employees or any persons related to the foregoing. The Employer further agrees that its Board members or executive officers shall not to make any oral or written statements or otherwise engage in any act that is intended or may reasonably be expected to harm the reputation, business or prospects of the Executive.


         6. RELEASE. Executive, for him, and his heirs, executors, administrators, successors and assigns, hereby releases and forever discharges Employer, its affiliates and respective officers, directors, agents, representatives, shareholders, employees (current and former), employee benefit plans, successors, predecessors, assigns, and any and all other persons, firms, corporations and other legal entities associated with Employer (collectively referred to as the "Released Parties"), of and from any and all claims, demands, actions, causes of action, debts, damages, expenses, suits, contracts, agreements, costs and liabilities of any kind, nature or description, whether direct or indirect, known or unknown, in law or in equity, in contract, tort or otherwise, which Executive ever had, now has or may have against any of the Released Parties as of the date of execution of this Agreement, whether known or unknown, suspected or unsuspected, or which may be based upon pre-existing acts, claims or events occurring at any time up to the present date including, but not limited to, claims arising under the Employment Agreement, the SRIP, Title VII of the Civil Rights Act of 1964 or state civil rights statutes, claims arising under the Age Discrimination in Employment Act of 1967

                  ("ADEA"), as amended by the Older Workers Benefit Protection Act ("OWBPA"), claims arising under the Americans with Disabilities Act ("ADA"), the Family and Medical Leave Act ("FMLA"), the Fair Labor Standards Act ("FLSA"), the National Labor Relations Act ("NLRA"), the Employee Retirement Income Security Act ("ERISA"), claims for breach of express or implied contract, breach of promise, promissory estoppel, loss of income, back pay, reinstatement, front pay, impairment of earning capacity, wrongful termination, discrimination, damage to reputation, fraud, violation of public policy, retaliation, negligent or intentional infliction of mental or emotional distress, intentional tort or any other federal, state or local common law or statutory claims, and all other claims and rights, whether in law or equity. It is the intention of the parties that this paragraph will be construed as broadly as possible; however, this paragraph does not include claims arising under state workers' compensation laws, state unemployment laws and any claims that arise after the signing of this Agreement. This paragraph also does not affect Executive's right to file a charge or otherwise participate in an EEOC proceeding insofar as it is required by current EEOC regulations. Executive understands that Employer will assert this Agreement as an affirmative defense against any claim asserted by Executive in any forum. Employer releases and discharges Executive and his heirs, executors and assigns, from all claims, charges, or demands, in law or in equity, whether known or unknown, which may have existed or which may now exist from the beginning of time to the date of this Agreement, including, without limitation, any claims the Employer may have arising from or relating to the Executive's employment or termination from employment with the Employer. Executive does not waive his legal right to his personnel file.

         7. NON-DISCLOSURE. Executive shall not, except as may be required by law and with advance notice to Employer, disclose the financial terms of this Agreement or any of its terms to any third parties other than Executive's spouse, tax advisors, accountants and attorneys. Executive agrees that any violation of this non-disclosure paragraph will result in substantial and irreparable injury to Employer. The Employer shall take all reasonable steps to protect from disclosure the financial terms of this Agreement, except as such disclosure is required by law.

         8. REFERENCES. Attached as Attachment A is a copy of a letter of commendation signed by David Stockman that has been provided to Executive. In the event that Executive seeks a reference for employment purposes, the human resources department shall follow its policy of providing confirmation of dates of employment, positions held and compensation upon in response to any request authorized by Executive.

         9. CONSIDERATION TIME AND REVOCATION Period. Consistent with the ADEA, this Agreement was first given to Executive on August 11, 2003. Executive has twenty-one (21) calendar days during which to review and



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




                  consider this offer. Executive is not required to, but may accept this Agreement by signing and returning the Agreement at any time prior to September 1, 2003. In the event Executive signs and returns the Agreement before that time, Executive certifies, by such execution, that he knowingly and voluntarily waives the right to the full twenty-one (21) days, for reasons personal to Executive, with no pressure by Employer to do so. Employer and Executive further agree that any changes, whether material or immaterial, to this Agreement do not restart the running of the twenty-one (21) day consideration period. Executive further acknowledges that Employer was prepared to allow Executive a forty-five day review period, but Executive, on advice of counsel, declined such addition review time.

         Executive understands that he may revoke this Agreement for a period of seven (7) calendar days following his execution of the Agreement. Executive understands that any revocation, in order to be effective, must be: (1) in writing and either postmarked within seven (7) days of the Executive's execution of the Agreement and addressed to General Counsel, Collins & Aikman Products Co., 250 Stephenson Highway Troy Michigan 48083, or (2) hand-delivered within seven (7) days of Executive's execution of the Agreement to Collins & Aikman Products Co General Counsel at the address listed above. If revocation is by mail, certified mail, return receipt requested is required to show proof of mailing.

         10. NO PAYMENT. No payments or benefits under this Agreement shall be made to Executive until after the seven (7) day revocation period has expired. If Executive does not revoke this Agreement within the seven (7) day revocation period, then this Agreement shall become fully and finally effective and the payments and benefits provided by the terms of Paragraph V will be made to Executive.

         11. COMPLETE AGREEMENT; NO REINSTATEMENT. In executing this Agreement, Executive is doing so knowingly and voluntarily and agrees that he has not relied upon any oral statements by Employer or its representatives, and that this Agreement, when signed by both parties, supersedes any and all prior written agreements between the parties regarding the terms of Executive's employment or the termination of such employment, including, without limitation, the Employment Agreement (except to the extent that provisions of the Employment Agreement are specifically incorporated into this Agreement). The Executive waives any right to reinstatement or future employment with Employer following the Termination Date.

         12. SEVERABILITY. Should any provision of this Agreement be declared or determined by any court to be illegal or invalid, the remaining parts, terms or provisions shall not be affected thereby, and said illegal or invalid part, term or provision shall be deemed not to be a part of this Agreement,


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                  provided,any restrictive covenant incorporated herein shall be modifiable by a court of competent jurisdiction to the extent such covenant is thereby made enforceable.

         13. CHOICE OF LAW. This Agreement shall be deemed to be made and entered into in the State of Michigan and shall in all respects be interpreted, enforced and governed under the laws of the State of Michigan and the United States.

EXECUTIVE REPRESENTS THAT HE FULLY UNDERSTANDS THE TERMS OF THIS AGREEMENT AND EXECUTES IT KNOWINGLY AND VOLUNTARILY; THAT NO PROMISE, INDUCEMENT OR AGREEMENT HAS BEEN MADE TO HIM OTHER THAN THOSE SPECIFICALLY SET FORTH IN THIS AGREEMENT; THAT THIS AGREEMENT, INCLUDING THE COVENANTS INCORPORATED BY REFERENCE, CONTAINS THE ENTIRE AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE MODIFIED EXCEPT BY A SUBSEQUENT WRITTEN AGREEMENT, EXECUTED BY BOTH PARTIES, WHICH SPECIFICALLY EVIDENCES AN INTENT TO MODIFY THIS AGREEMENT; AND THAT EXECUTIVE HAS BEEN ADVISED TO CONSULT WITH LEGAL COUNSEL PRIOR TO EXECUTING THIS AGREEMENT.



                -----------------------------------
                                             .
                        ---------------------

                  -----------------------------------
                            DATE OF EXECUTIVE'S SIGNATURE



                                    COLLINS & AIKMAN CORPORATION
                                              (EMPLOYER)

                            BY:
                               -------------------------------------------------

                               ITS:
                                   ---------------------------------------------


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